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                                                                   EXHIBIT 10.42


                          MIDLAND COGENERATION VENTURE
                               LIMITED PARTNERSHIP
                    AMENDED SENIOR MANAGEMENT INCENTIVE PLAN


1.       Purpose:  The purpose of the Senior Management Incentive Plan is to:

         - Provide an equitable and competitive level of compensation that will permit the Midland Cogeneration Venture to attract, retain, and motivate highly competent senior management employees.

         - Provide a financial incentive for senior management employees to achieve expected levels of Company and individual performance and thereby assist in the achievement of MCV goals.

2. Eligibility: Senior management employees in salary grades 15 and above are eligible for participation in the Plan. All participants will receive a pro rata award equal to 1/12 of the amount they would otherwise be entitled to for each full month of employment during the performance year.

3. Administration: The Senior Management Incentive Plan will be administered by the President and Chief Executive Officer of MCV and the Vice President, Human Resources under the general direction of the MCV Partnership.

4. Standard Award: The standard award for each senior management employee will amount to a percentage of the midpoint of his or her salary grade in the performance year. The percentage will vary by position level as indicated below:


                           Position                               Standard Award
                           --------                               --------------
                                                          (as a percentage of midpoint)
                            Level 5                                    40%
                            Level 4                                    30%
                            Level 3                                    25%
                            Level 2                                    20%
                            Level 1                                    15%

         The position levels for an employee will be designated by the President and Chief Executive Officer based on the individual's contribution to the MCV goals, base salary, and other considerations. These position levels may vary from award year to award year, as appropriate.

5. Final Award and Performance Factors: Each standard award is converted to a final award based on the degree of achievement of both Company and individual performance factors. Individual goals of each participant in this plan are prepared and approved by the President and Chief Executive Officer prior to (or shortly after) the start of a performance year. At the end of the year, or shortly thereafter, each plan participant prepares a written evaluation on their goals and their immediate supervisor establishes an achievement factor on the written evaluation of each participant.

         The Company financial performance factor is determined by calculating the ratio of MCV's actual net income for the performance year, divided by the budgeted net income for the performance year. Where
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         the ratio is less than .80, no final awards for any plan participant will be made for that specific performance year.

         The calculation of the final award for each participant will be computed as follows: % individual goal achievement x net income factor x standard award % x base salary.

6. Payment of Awards: One half of the total award will be paid in cash no later than March 15 of the year following the performance year after approval by the President and Chief Executive Officer of MCV and the Midland Cogeneration Partnership. The amounts required by law to be withheld for income tax and Social Security taxes will be deducted from the award payments.

         The second half of the total award will be made during the first week of January, one full year after the performance year. This second payment will be credited with sums in lieu of interest from the first day of the month following the month in which the award was granted to the date of payment. The "interest rate" will be equivalent to the prime rate of interest set by Citibank, N.A. compounded quarterly as of the first day of January, April, July, and October of each year during the deferral period. The prime rate in effect on the first day of January, April, July, and October shall be the prime rate in effect for that quarterly period.

         Those employees eligible to receive the deferred portion of the award will be regular full-time employees of MCV still actively employed the first normal business day of January one full year after each performance year; those otherwise qualified employees on an approved leave of absence on such date; and those of the qualified employees whose employment terminated during or after the Performance Year due to:

         - Retirement with Retirement Income or Disability payments under the Pension Plan;

         -        Layoff because of changes in Company operations; or

         -        Death of the employee.

         An employee whose services are terminated for cause during the Performance Year shall not be eligible for any deferred amounts. Any employee who resigns to accept employment elsewhere shall also be ineligible for payment of deferred awards.

         If for any reason the Midland Cogeneration Venture Senior Management Incentive Plan should terminate, all deferred awards shall be immediately payable to eligible participants as defined above.

7.       Change of Status During the Performance Year:

         a. New Hire: A newly hired employee may be recommended for a pro rata award based on the percentage of the Performance Year the employee is in the position.

         b. Demotion: No award will be made to an employee who has been demoted during the Performance Year due to performance. If the demotion is due to an organizational change, a pro rata award will be made as stated above.

         c. Termination: An employee whose services are terminated during the Performance Year for reasons of misconduct, failure to perform, or other performance-related reasons shall not be considered for an award. If the termination is due to other reasons such as reorganization and
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                  the termination is not due to a fault of the employee, the employee may be considered for a pro rata award.

         d. Resignation: An employee who resigns to accept employment elsewhere (including self-employment) will not be considered for an award. If the resignation is due to other reasons (i.e., ill health in the immediate family), the employee may be considered for a pro rata award.

         e. Death, Disability, Retirement, and Leave of Absence: An employee whose status as an active employee is changed during the Performance Year for any of the reasons cited may be considered for a pro rata award.

8. Impact on Benefit Plans: Payments made under the Plan will not be considered as earnings for purposes of the Pension Plan, Savings Plan, insurance plans, or any other employee benefit.

9. Termination or Amendment of the Plan: Midland Cogeneration Venture at any time may in writing terminate or amend the Plan.